                                                                    Exhibit 1(c)

                              THE COMPOSITE FUNDS

                                AMENDMENT NO. 2
                            TO AMENDED AND RESTATED
                       AGREEMENT AND DECLARATION OF TRUST

     The undersigned, being a majority of the trustees of The Composite Funds ("the Trust"), a Massachusetts business trust created and existing under the Amended and Restated Agreement and Declaration of Trust ("the Declaration of Trust") dated September 19, 1997, a copy of which is on file in the office of the Secretary of The Commonwealth of Massachusetts, having determined to (i) change the name of the Trust from The Composite Funds to WM Trust I, pursuant to
ARTICLE I, Section 1 and ARTICLE IX, Section 8 of said Declaration of Trust; and
(ii) change the names of the Series of the Trust and designate an additional Series of the Trust, pursuant to ARTICLE III, Section 5 and ARTICLE IX, Section 8 of said Declaration of Trust do hereby direct that this Amendment No. 2 be filed with the Secretary of The Commonwealth of Massachusetts and do hereby amend the Declaration of Trust so that:

     (i) Section 1 of ARTICLE I of the Declaration of Trust is amended and restated as follows:

          This Trust shall be known as WM Trust I, and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

     All other appropriate references in the Declaration of Trust are amended to reflect the fact that the new name of the Trust is "WM Trust I."

     (ii) The first sentence of Section 6 of ARTICLE III of the Declaration of Trust is amended and restated as follows:
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                  Without limiting the authority of the Trustees
                  set forth in Section 5, inter alia, to establish
                                          ----- ----
                  and designate any further Series or Classes or to modify the rights and preferences of any Series or Classes, the "Bond & Stock Fund," the "Growth &
                  Income Fund," the "High Yield Fund," the "Income Fund," the "Money Market Fund," the "Northwest Fund," the "Tax-Exempt Money Market Fund," the "Tax-Exempt Bond
                  Fund" and the "U.S. Government Securities Fund" shall be, and hereby are, established and designated as separate Series of the Trust.

     This amendment will be effective as of the close of business on March 20, 1998.

     This instrument may be executed in counterparts, which together shall constitute a single instrument.

                                      -2-
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     IN WITNESS WHEREOF, we have hereunto set our hands for ourselves and for our successors and assigns this 20th day of March, 1998.



DAVID E. ANDERSON                   WAYNE L. ATTWOOD, M.D.
-----------------                   ----------------------
David E. Anderson                   Wayne L. Attwood, M.D.


ARTHUR H. BERNSTEIN, Esq.           KRISTIANNE BLAKE
------------------------            ----------------
Arthur H. Bernstein, Esq.           Kristianne Blake

EDMOND R. DAVIS, Esq.               JOHN W. ENGLISH
---------------------               ---------------
Edmond R. Davis, Esq                John W. English


ANNE V. FARRELL                     MICHAEL K. MURPHY
---------------                     -----------------
Anne V. Farrell                     Michael K. Murphy


ALFRED E. OSBORNE, JR. Ph.D         WILLIAM G. PAPESH
---------------------------         -----------------
Alfred E. Osborne, Jr. Ph.D         William G. Papesh


DANIEL L. PAVELICH                  JAY ROCKEY
------------------                  ----------
Daniel L. Pavelich                  Jay Rockey


RICHARD C. YANCEY
-----------------
Richard C. Yancey

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